Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
February 4, 2020	TRADED: Nasdaq

LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
WESTERVILLE, Ohio, February 4 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal second quarter ended December 31, 2019. Highlights for the quarter are as follows:

•	Consolidated net sales increased 1.6% to a second quarter record $355.1 million versus $349.6 million last year.

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Consolidated gross profit grew $8.5 million, or 9.3%, to $99.9 million driven by our cost savings programs, lower commodity costs, improved net price realization and a more favorable Foodservice segment sales mix.

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Retail net sales were flat at $186.2 million compared to $186.3 million in the prior year. Retail net sales benefited from favorable net price realization in addition to increased sales of frozen garlic bread and continued volume gains for shelf-stable dressings and sauces sold under license agreements. Notable offsets to Retail growth included reduced sales of our Marzetti® caramel dips and produce dressings that were impacted by the timing of shipments between the first and second quarter.

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Foodservice net sales grew 3.4% to $168.9 million. Excluding all sales resulting from the November 16, 2018 acquisition of Omni Baking Company, Foodservice net sales improved 2.0% driven by higher sales of our branded products and continued growth for Bantam Bagels. Omni Baking sales attributed to a temporary supply agreement totaled $6.3 million in the current-year quarter compared to $3.8 million in the prior-year quarter.

•	SG&A expenses increased $5.9 million to $45.7 million primarily driven by $4.9 million in spend for our ERP initiative.

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Consolidated operating income declined $7.1 million to $54.1 million as influenced by the current year’s $4.9 million in ERP expenses and the prior year’s favorable $9.7 million non-cash reduction to the contingent consideration for Angelic Bakehouse, Inc. (“AB Adjustment”). Retail segment operating income declined $5.8 million to $39.0 million as the entire $9.7 million AB Adjustment was included in the segment’s prior-year results. Foodservice segment operating income increased $4.0 million to $23.4 million.

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•	Net income declined $4.5 million to $43.4 million. Current-year ERP expenses decreased net income by $3.7 million and the AB Adjustment increased prior-year net income by $7.4 million.

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Net income per diluted share decreased $0.15 to $1.58. Current-year ERP expenses reduced net income per diluted share by $0.14 and the AB Adjustment increased prior-year net income per diluted share by $0.27.

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The regular quarterly cash dividend paid on December 31, 2019 was $0.70 per share, an 8% increase over last year’s $0.65 per share. The company’s balance sheet remained debt free on December 31, 2019 with $202.2 million in cash and equivalents.

For the six months ended December 31, 2019, net sales increased 3.9% to $692.2 million compared to $666.2 million a year ago. Net income for the six-month period totaled $84.2 million, or $3.06 per diluted share, versus the prior-year amount of $86.9 million, or $3.15 per diluted share. In the current-year period, spend for the ERP initiative decreased net income by $5.8 million, or $0.21 per diluted share, and restructuring and impairment charges reduced net income by $0.7 million, or $0.02 per diluted share. The AB Adjustment increased prior-year net income by $7.4 million, or $0.27 per diluted share.
CEO David A. Ciesinski commented, “We were pleased to report another quarter of record sales and strong gross margin improvement. Cost-saving initiatives in strategic procurement, transportation and distribution along with lower commodity costs and improved net price realization helped drive our consolidated gross margin up 200 basis points to 28.1%.”
“Looking ahead to the second half of our fiscal year, we will remain focused on our core strategic initiatives to grow our base business and reduce costs throughout our supply chain. We are also very excited to share that in the coming months we will be launching new products sold to the retail channel under license agreements with a growing number of our national chain restaurant customers. Finally, our ERP initiative is progressing as planned with design phase work well underway and initial deployment expected to commence in the first half of fiscal 2021.”

Conference Call on the Web
The company’s second quarter conference call is scheduled for this morning, February 4, at 10:00 a.m. ET. You may access a live webcast of the call through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company website.

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About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the ability to successfully grow recently acquired businesses;

•	the extent to which recent and future business acquisitions are completed and acceptably integrated;

•	difficulties in designing and implementing our new enterprise resource planning system;

•	cyber-security incidents, information technology disruptions, and data breaches;

•	price and product competition;

•	the lack of market acceptance of new products;

•	the success and cost of new product development efforts;

•	the potential for loss of larger programs or key customer relationships;

•	fluctuations in the cost and availability of ingredients and packaging;

•	the impact of customer store brands on our branded retail volumes;

•	the reaction of customers or consumers to price increases we may implement;

•	adverse changes in freight, energy or other costs of producing, distributing or transporting our products;

•	dependence on contract manufacturers, distributors and freight transporters;

•	stability of labor relations;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	dependence on key personnel and changes in key personnel;

•	the effect of consolidation of customers within key market channels;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	capacity constraints that may affect our ability to meet demand or may increase our costs;

•	maintenance of competitive position with respect to other manufacturers;

•	changes in estimates in critical accounting judgments;

•	the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;

•	the outcome of any litigation or arbitration;

•	efficiencies in plant operations;

•	adequate supply of skilled labor;

•	the impact, if any, of certain contingent liabilities associated with our withdrawal from a multiemployer pension plan;

•	the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs; and

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risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

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Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik, Vice President, Investor Relations and Treasurer
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Net sales	$355,117	$349,581	$692,171	$666,235
Cost of sales	255,228	258,189	500,174	493,644
Gross profit	99,889	91,392	191,997	172,591
Selling, general & administrative expenses	45,747	39,842	85,202	71,921
Change in contingent consideration	64	(9,605)	127	(9,605)
Restructuring and impairment charges	—	—	886	—
Operating income	54,078	61,155	105,782	110,275
Other, net	877	1,039	2,304	2,353
Income before income taxes	54,955	62,194	108,086	112,628
Taxes based on income	11,531	14,287	23,917	25,693
Net income	$43,424	$47,907	$84,169	$86,935

Net income per common share: (a)
Basic	$1.58	$1.74	$3.06	$3.16
Diluted	$1.58	$1.73	$3.06	$3.15

Cash dividends per common share	$0.70	$0.65	$1.35	$1.25

Weighted average common shares outstanding:
Basic	27,443	27,435	27,443	27,429
Diluted	27,489	27,566	27,503	27,540

(a)Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
NET SALES
Retail	$186,210	$186,302	$352,287	$349,050
Foodservice	168,907	163,279	339,884	317,185
Total Net Sales	$355,117	$349,581	$692,171	$666,235

OPERATING INCOME
Retail	$39,017	$44,785	$74,452	$78,733
Foodservice	23,416	19,405	47,205	38,266
Restructuring and Impairment Charges	—	—	(886)	—
Corporate Expenses	(8,355)	(3,035)	(14,989)	(6,724)
Total Operating Income	$54,078	$61,155	$105,782	$110,275

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31, 2019	June 30, 2019
ASSETS
Current assets:
Cash and equivalents	$202,226	$196,288
Receivables	77,061	75,691
Inventories	90,483	86,072
Other current assets	10,503	10,518
Total current assets	380,273	368,569
Net property, plant and equipment	290,971	247,044
Other assets	312,459	289,786
Total assets	$983,703	$905,399

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$86,151	$76,670
Accrued liabilities	47,135	43,036
Total current liabilities	133,286	119,706
Noncurrent liabilities and deferred income taxes	77,659	58,820
Shareholders’ equity	772,758	726,873
Total liabilities and shareholders’ equity	$983,703	$905,399
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